Exhibit (a)(1)(xvi)

PRESS RELEASE

Fintech Telecom and Affiliates to Hold an Investor Call on the Tender Offer for

Class B Shares and ADSs of Telecom Argentina

**********************************************

New York, NY, October 21, 2016 — Fintech Telecom, LLC (“Fintech Telecom”), along with its affiliates Fintech Advisory Inc. and David Martínez, announced today that representatives will hold an investor call at 9:00 a.m., New York City Time, on Wednesday, October 26, 2016 in connection with its previously announced all-cash tender offer in the U.S. (the “U.S. Offer”) for all outstanding Class B Shares held by U.S. holders and all outstanding American depositary shares (“ADSs”) of Telecom Argentina S.A. Commentary will be limited to a review of frequently asked questions on the tax cost certificate that holders have the option to submit with respect to the applicable withholding tax rate on any tendered shares.

Investors interested in listening to the conference call may do so by dialing U.S. toll 1-913-312-1480, U.S. toll-free 1-888-724-9493 or Argentina toll-free 0800 444 8416, and entering conference ID 8311207. A telephone replay will be available from October 26, 2016 at 12:00 p.m., New York City Time, through October 31, 2016 at 11:59 p.m., New York City Time, by dialing U.S. toll 1-412-317-6671 or U.S. toll-free 1-844-512-2921 and entering conference ID 8311207. Fintech Telecom will file a transcript of the call with the U.S. Securities and Exchange Commission 24 hours after the call, which will be available by visiting the EDGAR website at www.sec.gov.

The U.S. Offer is currently scheduled to expire at 5:00 p.m., New York City time, on November 11, 2016 (the “Expiration Time”), unless further extended. The deadline for holders to submit tax cost certificates in respect of Argentine capital gains tax withholding to Computershare Trust Company, N.A., the U.S. receiving agent for the U.S. Offer (the “U.S. Receiving Agent”), is 11:59 p.m., New York City time, on November 4, 2016, which is the date that is five business days prior to the Expiration Time.

Additional Information

This press release is for informational purposes only and does not constitute an offer to buy or a solicitation of an offer to sell any securities of TEO. Complete terms and conditions of the U.S. Offer are set forth in the U.S. Offer to Purchase, Letter of Transmittal and other related materials that were filed by the Bidders with the SEC on September 15, 2016. Copies of the U.S. Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the U.S. information agent for the U.S. Offer, toll free at (866) 721-1211, or for bankers and brokers, at (212) 269-5550 or via email at teco@dfking.com. The receiving agent in the U.S. for purposes of the U.S. Offer is Computershare, Inc.

For further information please contact:

Julio R. Rodriguez, Jr.

Fintech Telecom, LLC

375 Park Avenue, 38th Floor

New York, New York 10152

Telephone: (212) 593-4500